EXHIBIT 15.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Portage Biotech Inc. and subsidiaries on Form F-3 [File No. 333-253468] of our report dated July 29, 2021, with respect to our audits of the consolidated financial statements of Portage Biotech Inc. as of March 31, 2021 and 2020 and for the years ended March 31, 2021, 2020 and 2019, which report is included in this Annual Report on Form 20-F of Portage Biotech Inc. for the year ended March 31, 2021.

/s/ Marcum llp

Marcum llp

Melville, NY

July 29, 2021